Exhibit 1.4

2550, 300 – 5th Avenue S.W.
Calgary, Alberta T2P 3C4
Telephone: (403) 216-3939
Facsimile: (403) 234-8731
Website: www.totalenergy.ca

News Release

November 23, 2016

TOTAL ENERGY SERVICES INC. ANNOUNCES INTENTION TO MAKE A

TAKEOVER BID FOR THE OUTSTANDING COMMON SHARES OF SAVANNA

ENERGY SERVICES CORP.

Total Energy Services Inc. (“Total” or the “Company”) announced today that it currently intends, subject to various considerations noted below, to make an offer (the “Offer”) to purchase all of the issued and outstanding common shares (the “Savanna Shares”) of Savanna Energy Services Corp. (“Savanna”) for consideration consisting of common shares of Total (the “Total Shares”). Total anticipates that, if the Offer is successful, holders of Savanna Shares will receive, in exchange for each Savanna Share, 0.1132 of a common share of Total.

Readers should note that Total has not yet commenced the Offer and should carefully review the cautionary statements set out below in this News Release respecting the status of the Offer and the factors that may cause Total not to make the Offer. Total has determined to announce its intention to make the Offer at this time in light of the execution and delivery of support agreements with various shareholders of Savanna that, in the aggregate, hold or exercise control or direction over approximately 43% of the total number of issued and outstanding Savanna Shares (calculated on a non-diluted basis and before giving effect to any of the transactions announced by Savanna on November 22, 2016).

In this uncertain and challenging environment, Total believes the terms of the proposed Offer reflect fair value for the Savanna Shares. If the Offer is successfully concluded, Savanna shareholders will receive Total Shares in exchange for their Savanna Shares and will have an opportunity to retain investment exposure to the oilfield services sector (through the ownership of Total Shares).

Provided Total does not uncover or otherwise identify information suggesting that the business, affairs, prospects or assets of Savanna have been materially impaired, Total intends to mail a take-over bid circular to the registered holders of Savanna Shares (as required under applicable Canadian securities laws) on or about December 14, 2016. Total expects that the Offer, when made, will be remain open for acceptance for at least 105 calendar days from the date of mailing of its take-over bid circular.

Readers are cautioned that Total may determine not to make the Offer if: (i) it identifies material adverse information concerning the business, affairs, prospects or assets of Savanna not previously disclosed by Savanna; (ii) Savanna implements or attempts to implement defensive tactics (such as a shareholder rights plan or the grant of an option (or similar right) to purchase material assets) in relation to the Offer; or (iii) Savanna determines to engage with Total to negotiate the terms of a combination transaction and Total and Savanna determine to undertake that transaction utilizing a structure other than a takeover bid (a plan of arrangement, for example). Accordingly, there can be no assurance that the Offer will be made or that the final terms of the Offer will be as set out in this News Release.

Total anticipates that the Offer will be subject to a number of customary conditions, including: (i) there being deposited under the Offer, and not withdrawn, at least 66 2/3% of the outstanding Savanna Shares (calculated on a fully diluted basis), excluding Savanna Shares held by Total; (ii) receipt of all governmental, regulatory and third party approvals that Total considers necessary or desirable in connection with the Offer; and (iii) no material adverse change having occurred in the business, affairs, prospects or assets of Savanna. In addition, Total will require the approval of its shareholders to issue the Total Shares to be distributed by it in connection with the Offer. Total expects that it will call a meeting of its shareholders to consider a resolution to approve the issuance of Total Shares in connection with the Offer in March 2017.

Background to the Proposed Offer

In September 2016 a significant shareholder of Savanna approached Total with the concept of combining Savanna and Total. After completing its preliminary analysis, Total approached Savanna on two occasions in an effort to commence the negotiation of a combination transaction between the two corporations, but Savanna declined to engage. Total has also secured support from significant Savanna shareholders to pursue a business combination transaction.

Reasons for the Proposed Offer

Total Expects That a Combination with Savanna Will Give Rise to Operational Efficiencies:

Total is of the view that current challenging industry conditions and resultant customer expectations require the North American energy services industry to pursue opportunities to achieve material operating synergies and cost efficiencies and believes the combination of Savanna and Total presents a compelling opportunity to achieve meaningful synergies and cost efficiencies. Through the elimination of duplicate public company expenses and consolidation of head office and North American field operations, Total estimates that at least $10 million of annual cost savings can be achieved over time. The combination of Savanna’s and Total’s drilling rig fleets would result in the second largest fleet in Canada and management of Total believes that a combination would give rise to various operational and marketing efficiencies. If the Offer is successful, Total anticipates integrating Savanna’s Canadian oilfield rental business into the Company’s existing Rentals and Transportation Services’ segment, which is expected to provide significant cost synergies. Opportunities to utilize Total’s extensive owned Canadian real estate so as to achieve operating cost synergies in Savanna’s service rig business will also be explored if the Offer is successful.

By leveraging key customer relationships and achieving economies and efficiencies of scale, Total believes the combined business would be better positioned to compete in the current challenging environment and to capitalize on an eventual recovery of the North American energy services industry.

Exposure to a Larger Entity:

The Offer will provide Savanna shareholders with an opportunity to retain equity investment exposure to the oilfield services sector – through an investment in a larger and more diverse North American energy services company with international business activities, including Australia where both Total and Savanna are currently active.

Increased Diversification and Stability:

Management of Total believes the combination of Total and Savanna will provide meaningful business and geographical diversification across several key oil and natural gas basins throughout North America and Australia. If the Offer is successfully concluded, shareholders of Savanna will benefit from the relative stability of Total’s Compression and Process Services segment, which has a leading presence in the Canadian marketplace as well as a growing international business.

Advisors

Total has retained GMP FirstEnergy as its financial advisor in connection with the Offer. Bennett Jones LLP is acting as Canadian legal advisor to Total.

About Total

Total is a growth oriented energy services corporation involved in contract drilling services (Chinook Drilling), rentals and transportation services (Total Oilfield Rentals) and the fabrication, sale, rental and servicing of natural gas compression (Bidell Gas Compression) and process equipment (Spectrum Process Systems).

Total has a proven 20 year track record of industry-leading returns on invested capital and has successfully completed approximately 30 strategic acquisitions since 1997 without ever recording a write-down in respect of such acquisitions. Total’s balance sheet is strong and it has paid a stable dividend to its shareholders throughout the current industry downturn. Directors and Officers of Total are aligned with Total’s shareholders through their meaningful ownership position in Total, which position has been increasing over the past 12 months. The common shares of Total are listed and trade on the TSX under the symbol “TOT”.

For further information, please contact Daniel Halyk, President & Chief Executive Officer of Total at (403) 216-3921 or by e-mail at: investorrelations@totalenergy.ca or visit our website at www.totalenergy.ca.

The Toronto Stock Exchange has neither approved nor disapproved of the information contained herein.

This News Release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Cautionary Statement Respecting Savanna Information

The information concerning Savanna contained in this News Release has been taken from, or is based upon, publicly available information filed by Savanna with securities regulatory authorities in Canada prior to the date of this News Release and other public sources. Savanna has not reviewed this News Release and has not confirmed the accuracy and completeness of the Savanna information contained herein. Neither Total, nor any of the officers or directors of Total, assumes any responsibility for the accuracy or completeness of such Savanna information or any failure by Savanna to disclose events or facts that may have occurred, or which may affect the significance or accuracy of any such Savanna information, but which are unknown to Total. Total has no means of verifying the accuracy or completeness of any of the Savanna information contained in this News Release or whether there has been a failure by Savanna to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information.

Forward-Looking Information Cautionary Statement

This News Release contains certain forward-looking information (referred to herein as “forward-looking statements”). Forward-looking statements are often, but not always, identified by the use of words such as “anticipate”, “believe”, “plan”, “scheduled”, “intend”, “objective”, “continuous”, “ongoing”, “estimate”, “expect”, “may”, “will”, “project”, “should”, or similar words suggesting future events, circumstances or outcomes. In particular, this News Release contains forward-looking information concerning:

(i)	the Offer, various terms of the Offer and the anticipated timing of commencement of the Offer;

(ii)	expectations with respect to synergies and efficiencies that may be achieved upon a combination of the businesses of Total and Savanna and other benefits of a combination of the businesses of Total and Savanna; and

(iii)	expectations with respect to business and geographical diversification of the combined entity.

Forward-looking statements are based upon the opinions and expectations of management of the Company as at the effective date of such statements and, in some cases, information supplied by third parties. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions and that information received from third parties is reliable, it can give no assurance that those expectations will prove to have been correct. Forward-looking statements are subject to certain risks and uncertainties that could cause actual events or outcomes to differ materially from those anticipated or implied by such forward-looking statements. In addition to specific risk factors noted above in the body of this News Release, these risks and uncertainties include, but are not limited to, such things as changes in general economic conditions in Canada, the United States and elsewhere, changes in operating conditions (including as a result of weather patterns), the volatility of prices for oil and natural gas and other commodities, commodity supply and demand, fluctuations in currency and interest rates, availability of financial resources or third-party financing, availability of equipment, materials and personnel, defaults by counterparties under commercial arrangements to which the Company (or any of its subsidiaries) is a party, an inability to procure regulatory approvals in a timely manner or on terms satisfactory to the Company, and new laws and regulations (domestic and foreign). Risks relating specifically to Total’s ability to realize perceived benefits from the proposed combination of Total and Savanna include Total’s inability to successfully integrate the operations of Total and Savanna following completion of the Offer, Total’s inability to retain key Savanna employees following completion of the Offer and Total’s inability to negotiate early termination of Savanna office and operating location leases on terms reasonably satisfactory to Total following completion of the Offer in cases (if any) where those leases have lengthy terms. Additional risks to which Total is exposed in the conduct of its business are set out under the heading “Risk Factors” on pages 23 to 26 of Total’s Annual Information Form (dated March 10, 2016) for the year ended December 31, 2015, and under the heading “Risk Factors” on page 11 of Total’s Management’s Discussion and Analysis (dated November 9, 2016) in respect of the three and nine month periods ended September 30, 2016, both of which have been filed with various securities regulatory authorities in Canada and are available (under Total’s profile) through the SEDAR website at www.SEDAR.com. Accordingly, readers should not place undue reliance upon the forward-looking statements contained in this News Release and such forward-looking statements should not be interpreted or regarded as guarantees of future outcomes.

Forward-looking information respecting the Offer, various terms of the Offer and the anticipated timing of commencement of the Offer is based upon various assumptions and factors, including publicly reported financial information concerning Savanna, publicly reported information concerning the number of outstanding common shares of Savanna and the number of options and other convertible or exchangeable rights and securities granted by Savanna (entitling holders thereof to acquire common shares of Savanna), advice from professional advisors with respect to statutorily mandated time frames for various applications and steps/events associated with the Offer, that Savanna has made full and accurate disclosure of all material information concerning Savanna in accordance with applicable Canadian securities laws (including disclosure of all material contracts and existing and potential contingent liabilities) and that there have been no material changes in the business, affairs, capital, prospects or assets of Savanna since September 30, 2016, except as announced by Savanna on November 22, 2016. Forward-looking information concerning possible synergies and efficiencies that may be achieved upon a combination of the businesses of Total and Savanna and other benefits of a combination of the businesses of Total and Savanna is based upon various assumptions and factors, including (in addition to assumptions and factors noted above in the body of this News Release), financial information of Savanna available through publicly filed documents and Total’s general industry knowledge and experience. Forward-looking information concerning the business and geographical diversification that may be achieved upon a combination of the businesses of Total and Savanna is based upon various assumptions and factors, including (in addition to assumptions and factors noted above in the body of this News Release) publicly available information concerning the location and size of various Savanna operating facilities and Total’s general industry knowledge and experience.

The forward-looking statements contained in this News Release are made as of the date hereof and the Company does not undertake any obligation to update or to revise any of the included forward-looking statements, except as required by applicable securities laws in force in Canada. The forward-looking statements contained in this News Release are expressly qualified by this cautionary statement.

Cautionary Statement Respecting Status of the Offer

TOTAL HAS NOT YET COMMENCED THE OFFER NOTED ABOVE IN THIS NEWS RELEASE. UPON COMMENCEMENT OF THE OFFER, TOTAL WILL FILE A TAKEOVER BID CIRCULAR WITH VARIOUS SECURITIES COMMISSIONS IN CANADA AND, IF REQUIRED, WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE TAKEOVER BID CIRCULAR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER AND SHOULD BE READ IN ITS ENTIRETY BY SAVANNA SHAREHOLDERS AND OTHERS TO WHOM THE OFFER IS ADDRESSED. AFTER THE OFFER IS COMMENCED, SAVANNA SHAREHOLDERS (AND OTHERS) WILL BE ABLE TO OBTAIN, AT NO CHARGE, A COPY OF THE OFFER TO PURCHASE, TAKEOVER BID CIRCULAR AND VARIOUS ASSOCIATED DOCUMENTS WHEN THEY BECOME AVAILABLE ON THE SYSTEM FOR ELECTRONIC DOCUMENT ANALYSIS AND RETRIEVAL (SEDAR) AT WWW.SEDAR.COM (AND AT WWW.SEC.GOV IF THOSE DOCUMENTS ARE REQUIRED TO BE FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION). THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE OR FORM PART OF ANY OFFER OR INVITATION TO PURCHASE, OTHERWISE ACQUIRE, SUBSCRIBE FOR, SELL, OTHERWISE DISPOSE OF OR ISSUE, OR ANY OTHER SOLICITATION OF ANY OFFER TO SELL, OTHERWISE DISPOSE OF, ISSUE, PURCHASE, OTHERWISE ACQUIRE OR SUBSCRIBE FOR ANY SECURITY. THE OFFER WILL NOT BE MADE IN, NOR WILL DEPOSITS OF SECURITIES BE ACCEPTED FROM A PERSON IN, ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, TOTAL MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT DEEMS NECESSARY TO EXTEND THE OFFER IN ANY SUCH JURISDICTION.